Exhibit 99.1

Ascential Software Reports Third Quarter Revenue of $45.9 Million with License
Revenue of $22.4 Million

Marks Sixth Consecutive Quarter of Sequential Revenue Growth

Completes Acquisition and Integration of Mercator into Company Operations

Initiates 2004 Guidance

WESTBORO, Mass., October 23, 2003 — Ascential Software Corporation (NASDAQ: ASCL), the enterprise data integration leader, today announced results for the third quarter ended September 30, 2003.

On a GAAP basis, third quarter 2003 revenue was $45.9 million, up 52 percent from $30.2 million in the third quarter of last year, and up 15 percent from $39.9 million in this year’s second quarter. License revenue was $22.4 million in the third quarter of 2003, up 50 percent from $14.9 million in license revenue reported in the third quarter of 2002, and up 7 percent from $21.0 million in the second quarter. Net loss was $1.7 million, or ($0.03) per share, for the third quarter, compared to a net loss of $16.3 million, or ($0.27) per share, in the third quarter of 2002, and net income of $0.7 million, or $0.01 per share in the second quarter. All share and per share amounts have been retroactively adjusted for the 1-for-4 reverse stock split effected June 17, 2003.

GAAP and pro forma results for the third quarter of 2003 include eighteen days of Mercator Software results since the September 12, 2003 completion of Ascential’s acquisition of that company, as well as related charges and transaction expenses.

On a pro forma basis, as described below, the company realized pro forma net income of $3.7 million, or $0.06 per share, in the third quarter of 2003, compared with a pro forma net loss of $5.7 million, or ($0.09) per share, in the third quarter of 2002, and pro forma net income of $3.0 million, or $0.05 per share in the second quarter this year.

“We are extremely pleased to again report record quarterly revenue since becoming Ascential Software in July 2001, marking our sixth consecutive quarter of sequential revenue growth — even before the contribution of the Mercator acquisition to our business this quarter,” said Peter Gyenes, chairman and chief executive officer. “These results reflect the superior customer value and strong differentiation of our unique and integrated, end-to-end solution for enterprise data integration. The addition of Mercator creates the largest independent enterprise data integration software company, and is yet another “first” in our market as we uniquely provide customers end-to-end data integration solutions for the full spectrum of transactional, operational, and analytical application environments regardless of data source, volume or latency. Activity levels and sales pipeline remain robust, as our expanded customer base and the market in general respond to our increased market presence.”

At September 30, 2003, the company had $524.7 million in cash, cash equivalents and short-term investments. The major items affecting cash in the quarter were the payment of $98.0 million for 32.7 million of Mercator shares, and a tax payment of $8.1 million. Excluding these items, the company was cash flow positive. During the fourth quarter the company plans to pay the remaining balance of $11.3 million for the remaining Mercator shares not submitted in the original tender.

Highlights

During the third quarter of 2003, Ascential Software:

•	Announced and completed the acquisition of Mercator Software. Mercator’s products provide enhanced transactional data transformation and routing capabilities and leading vertical industry solutions. The combined technologies uniquely allow customers to apply Ascential’s comprehensive data integration platform pervasively, throughout their enterprise, to support transactional, operational and analytical application environments, regardless of data sources, targets, volumes or latency. Ascential Software is now the largest independent software vendor focused exclusively on enterprise data integration with more than 3,000 customers and 900 employees worldwide.

•	Signed 44 new customers including: China Unicom, Cooper Industries, Gibralter Insurance, Kellwood Company, Microstrategy, National Life Finance Corporation, Office Depot, Perot Systems, Polk Australia Pty Ltd., Saint-Gobain, Toshiba Industrial Products, the University of Missouri, The University of Texas and Yokohama Bank.

•	Expanded business with 189 existing customers including: Acxiom, AIG, Airbus, AT&T, Bank of America, Beckman Coulter, Boeing, Blockbuster, Ingenix, International Paper, J.P. Morgan Chase, Kinkos, McKesson, Munich Reinsurance, Novartis, Pfizer, Rockwell Automation, Safeway, Inc., Sandia National Labs and Towers Perrin.

•	Won the Best Enterprise Integration award from Software Business magazine. Ascential was honored at a ceremony in Boston on October 22, 2003 during the Software Business 2003 Conference. The publication wrote that “The Ascential Enterprise Integration Suite is unique in the integration landscape because it provides the only complete, comprehensive data integration solution. Competing solutions overlook data profiling and quality, focusing primarily on transformation ... and no company moves data faster.”

•	Was recognized by IDC, one of the industry’s most respected IT analyst firms, in their September 2003 report, “Ascential Introduces QualityStage”, for delivering a unique data matching capability that allows companies to execute successful strategic initiatives in the areas of ERP, CRM, direct marketing campaigns and mergers, with superior results. In a special report, IDC commends Ascential Software’s commitment to a class of technology that they believe will revolutionize the way complex IT problems are approached.

•	Engaged in a number of activities with strategic partner IBM, including:

•	Building on Ascential’s already strong relationship through support for WebSphere Application Server 5.0. The deployment of Ascential™ Enterprise Integration Suite and Real-Time Integration (RTI) Services with WebSphere delivers advanced technology solutions to power the real-time enterprise. IBM and Ascential together make the real-time enterprise a reality, enabling users to take advantage of reliable, accurate and current information available from anywhere across the enterprise, at any time, further driving their strategic business initiatives.

•	In September, the IBM Software Group distributed a major announcement introducing the Ascential Enterprise Integration Suite 7.0 to their global base of over 150,000 customers through its iSource Newsletter, the vehicle for introducing new IBM products and services.

•	Delivered an international training program to the IBM sales organizations for Data Management, Websphere, and Business Consulting Services.

•	Joined with the IBM Data Management Group and Meta for a customer event in France to promote the IBM DB2 Information Integrator and the Ascential Enterprise Integration Suite to IBM customers and partners.

•	Established a multi-national procurement agreement enabling IBM’s operations worldwide to purchase Ascential products and services for internal use.

•	Teamed with Hewlett Packard to deliver programs for “Driving Business Value with ‘Right-Time’ Integration”. Ascential Software and HP experts explored strategies for leveraging real-time technologies through a pragmatic, cost-effective approach that puts business information where it needs to be exactly when customers need it. Ascential Software calls this “right-time” integration because the delivery of each piece of information is determined by the specific needs of a particular industry, business and process at hand.

•	Hosted a special event in conjunction with The Data Warehousing Institute (TDWI) World Conference in August to lead a best practices discussion of one of the greatest challenges and opportunities facing IT organizations today – delivering valuable business information from strategic enterprise applications in “real time.” The Experts Forum featured four customers and was moderated by Maryfran Johnson, editor-in-chief of Computerworld.

•	Appointed Mark Register as vice president and chief marketing officer. Mr. Register is responsible for directing and leading the company’s activities in Corporate and Product Marketing, Global Strategic Alliances, and Industry Solutions. Mr. Register joins Ascential from Mercator Software, where he was executive vice president and president, worldwide field operations.

•	Was named a ZapThought Leader by industry analyst firm ZapThink for guiding Ascential Software customers in using XML, Web Services, and Service Oriented Architectures (SOA’s) to meet business needs.

•	Gained increased visibility by being recognized for enterprise data integration leadership in research reports and notes by several industry analyst firms, including AMR Research, Current Analysis, Gartner, Giga Information Group, IDC, Meta Group, and Ventana Research.

Outlook and Guidance

“Our continuing financial and market share gain is increasing the visibility of our company at a time when CIOs are reassessing their internal integration infrastructures,” said Pete Fiore, president of Ascential Software. “As IT organizations strain under the weight of the one-piece-at-a-time approaches to integration, a significant market opportunity has been created which we uniquely address with the Ascential Enterprise Integration Suite. The expanded talents, products and resources of Ascential Software provide us with an increased size, scale and market reach from which to serve our expanded customer base and growing market demand.

“During the third quarter, we shipped the Ascential Enterprise Integration Suite 7.0, along with Ascential’s Real-Time Integration (RTI) Services. This offering provides customers with the latest enhancements and expansions to our product suite. With this release, Ascential Software is changing the enterprise data integration landscape and making data integration pervasive by harnessing the benefits of a Services-Oriented Architecture and eliminating concerns about data sources, quality, volumes, and latency. Our customers can now integrate and leverage data across all strategic analytic and enterprise applications — including CRM, ERP, and supply chain management, as well as business-to-business transactional processes — with complete confidence in the accuracy, completeness and timeliness of their critical information.”

The company is currently anticipating fourth quarter revenue in the range of $61 million to $64 million, with GAAP profitability in the quarter on a net income basis toward the higher end of that revenue range. Pro forma profitability is calculated as described in the following paragraph, with the predominant factors detailed as follows: Mercator related transition expenses were approximately $1.2 million in the third quarter, and are anticipated to be approximately $3.5 million in the fourth quarter. Amortization of purchased intangibles and stock-based compensation was approximately $1.6 million in the third quarter, and is anticipated to be approximately $3.0 million in the fourth quarter, reflecting the full quarter effect of the Mercator acquisition. Legacy expenses related to previously divested business operations were approximately $0.3 million in the third quarter, and are anticipated to be approximately $0.3 million to $0.5 million in the third quarter, and are anticipated to be approximately $0.3 million to $0.5 million in the fourth quarter. Merger, realignment and other charges were approximately $1.7 million and write-off of in-process research and development was $2.0 million in the third quarter. These charges are related to the Mercator acquisition and are not anticipated to recur in the fourth quarter. For 2004, the company anticipates revenue in the range of $265 million to $275 million, and anticipates GAAP profitability in each quarter of 2004, barring unforeseen circumstances. Total costs and expenses for 2004 are anticipated to be between $61 million and $64 million per quarter. Included in those costs and expenses are amortization of purchased intangibles and stock-based compensation, estimated at $3.0 million per quarter and legacy expenses related to divested business operations, estimated as less than $0.5 million per quarter. Interest income, based on recent interest rates and expected cash balances, is expected to be approximately $2.3 million per quarter. The tax rate planned for 2004 is 33%.

The company believes that the pro forma results described in this release are useful for an understanding of its ongoing operations because GAAP results include expenses unrelated to the company’s ongoing data integration business, as well as the non-cash charges associated with the amortization of purchased intangibles and stock-based compensation. Management of the company uses these pro forma results to compare the company’s performance to that of prior periods for analysis of trends, and to evaluate the company’s financial strength, develop budgets, manage expenditures, and develop a financial outlook. Pro forma results are supplemental and are not intended as a substitute for GAAP results. Relative to GAAP, pro forma results described in this release exclude the following items, net of associated taxes: amortization of purchased intangibles, such as developed technology and customer lists; amortization of stock-based compensation; a litigation settlement; merger, realignment and other costs primarily related to employee severance and the closure of idle facilities; in-process research and development charges; non-recurring acquisition-related transition expenses; and revenue, expenses and other items related to divested business operations.

Conference Call

Management will host a conference call at 5:00 PM (EST) today to discuss the company’s operating performance and results. The conference call will be broadcast live through a link on the Investor Relations page on the Ascential web site at www.ascential.com/investors. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot attend the live broadcast, a replay will be available on the web site at www.ascential.com/investors or by calling (888) 562-6892 beginning about two hours after the call ends.

About Ascential Software

Ascential Software Corporation is the leading provider of enterprise data integration solutions to organizations worldwide. Customers use the Ascential Enterprise Integration Suite to integrate and leverage data across all transactional, operational, and analytical applications with confidence in the accuracy, completeness and timeliness of critical information. Ascential Software’s powerful data profiling, data quality, data transformation, parallel processing, meta data and connectivity solutions enable customers to reduce total cost of ownership and increase return on IT investment. Headquartered in Westboro, Mass., Ascential Software has offices worldwide and supports more than 3,000 customers in such industries as financial services, telecommunications, healthcare, life sciences, manufacturing, consumer goods, retail, and government. More information on Ascential Software can be found on the web at www.ascential.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This public announcement contains forward-looking statements that are subject to numerous risks and uncertainties. These forward-looking statements address a variety of subjects including, for example, revenue growth; customer value; technology differentiation; activity levels and sales pipeline; market validation; increased market presence and visibility; payment of the remaining balance for the remaining Mercator shares; market opportunity of integration infrastructure; expanded customer base and growing market demand; changes to the enterprise data integration landscape; increased presence of data integration through the harnessing of the benefits of a Service Oriented Architecture and elimination of concerns about data sources, quality, volumes and latency; ability of customers to integrate and leverage data; growth of the enterprise data integration market and the company’s unique position therein; seasonality; the functionality, characteristics, quality and performance capabilities of Ascential Software’s products and technology; results achievable and benefits attainable through deployment of Ascential Software’s products; anticipated innovation and product development; reduction in total cost of ownership for customers and return on IT investment; profitability; costs and expenses; interest income; 2004 tax rates; and the usefulness of pro forma results. Any statements contained in this public announcement, including without limitation statements to the effect that the company or its management “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “projects,” “continues,” “intends” or “estimates,” or statements concerning “potential” or “opportunity” or other variations thereof or comparable terminology or the negative thereof that are not statements of historical fact should be considered forward-looking statements as a result of certain risks and uncertainties. These risks and uncertainties could cause actual results and events materially to differ for historical or anticipated results and events. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the closing of the company’s books and customary quarter-end accounting procedures; the ability of Ascential Software to expand its market share; growth rates for the enterprise data integration software market; general business conditions in the software industry, the technology sector, and in the domestic and international economies; rapid technological change in the markets served by Ascential Software; dependence on international operations; global and geopolitical instability; and difficulties that Ascential Software may experience integrating technologies, operations and personnel of completed or future acquisitions, including the recent acquisition of Mercator Software, Inc. The financial measures discussed in this press release also involve risks and uncertainties and are subject to final audited results for the period or periods covered. Investors and potential investors should review carefully the description of risks and uncertainties that, together with other detailed information about the company, is contained in the periodic reports that the company files from time to time with the Securities and Exchange Commission, including the company’s most recent Form 10-Q. The forward-looking statements and financial measures contained herein represent the judgment of Ascential Software, as of the date of this release, and Ascential Software disclaims any intent or obligation to update such forward-looking statements to reflect any change in Ascential’s expectations with regard thereto or any change in events, conditions, and circumstances on which such statements are based.

© 2003 Ascential Software Corporation. All rights reserved. Ascential is a trademark of Ascential Software Corporation or its affiliates and may be registered in the United States or other jurisdictions. Other marks are the property of the owners of those marks.

For more information, contact:

Chas Kielt Ascential Software Corporation (508) 366-3888 x3256 chas.kielt@ascential.com	David Roy Ascential Software Corporation (508) 366-3888 x3290 david.roy@ascential.com

Jeff Aubin Beaupre & Co. Public Relations (603) 559-5838 jaubin@beaupre.com	Stephanie Prince/Julie Prozeller Financial Dynamics (212) 850-5600 sprince@fd-us.com jprozeller@fd-us.com

ASCENTIAL SOFTWARE CORPORATION
PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS (1)
(In thousands, except per share data)

	Three Months Ended September 30, 2003

	Total	Transaction	Other Pro
	Consolidated	& Transition	Forma	Pro Forma
	GAAP	Expense (2)	Adjustments (3)	Adjusted (4)

NET REVENUES
Licenses	$22,353	$—	$—	$22,353
Services	23,536	—	—	23,536

	45,889	—	—	45,889

COSTS AND EXPENSES
Cost of licenses	3,874	—	(1,210)	2,664
Cost of services	10,331	(53)	(160)	10,118
Sales and marketing	19,531	(732)	(97)	18,702
Research and development	6,834	(349)	—	6,485
General and administrative	6,472	(451)	(88)	5,933
Merger, realignment and other charges	1,654	(1,654)	—	—
In-process research and development	2,000	—	(2,000)	—

	50,696	(3,239)	(3,555)	43,902

Operating income (loss)	(4,807)	3,239	3,555	1,987
OTHER INCOME (EXPENSE)
Interest income	2,719	—	—	2,719
Interest expense	(58)	—	—	(58)
Other, net	576	—	—	576

INCOME (LOSS) BEFORE INCOME TAXES	(1,570)	3,239	3,555	5,224
Income tax expense (benefit)	129	972	467	1,568

NET INCOME (LOSS)	$(1,699)	$2,267	$3,088	$3,656

NET INCOME (LOSS) PER COMMON SHARE
Basic	$(0.03)			$0.06

Diluted	$(0.03)			$0.06

SHARES USED IN PER SHARE CALCULATIONS
Basic	58,195			58,195

Diluted	58,195			59,946

(1)	See Unaudited Consolidated Statements of Operations on a following page of this release. Pro forma presentation is not intended to replace GAAP presentation. Pro forma measures are calculated in the manner described in this release.

(2)	Pro forma adjustments in this column include a) $1.7 million of merger, realignment and other charges consisting of severance and adjustments to reserves for vacated real estate for the consolidation of Ascential offices associated with the Mercator Acqusition, b) $1.2 million of transition expenses related to the Mercator Acquisition, and c) legacy expenses associated with divested business operations. The adjustments in this column also include the effect of an estimated associated tax benefit based on the effective tax rate.

(3)	Other pro forma adjustments consist of a) the write off of in process research and development costs related to the Mercator Acquisition, and b) $1.2 million, $0.2 million, $0.1 million, and $0.1 million of purchased intangible amortization recorded to cost of licenses, cost of services, selling and marketing, and general and administrative costs, respectively, and these estimated associated tax benefit of these adjustments based on the effective tax rate.

(4)	On September 12, 2003, we acquired Mercator Software. During the third quarter, subsequent to the acquisition date, Mercator contributed $2.2 million of license revenue, $2.7 million of services revenue, $4.1 million of costs and expenses, resulting in $0.8 million of operating income, $0.4 million of net income, and $0.01 of net income per common share (diluted). These results are included in this column.

ASCENTIAL SOFTWARE CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (GAAP)(1)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

NET REVENUES
Licenses	$22,353	$14,897	$62,539	$40,764
Services	23,536	15,315	58,575	38,203

	45,889	30,212	121,114	78,967

COSTS AND EXPENSES
Cost of licenses	3,874	3,675	10,828	14,745
Cost of services	10,331	9,064	26,406	25,641
Sales and marketing	19,531	18,298	53,075	57,229
Research and development	6,834	6,170	17,714	19,277
General and administrative	6,472	8,773	19,843	31,307
Merger, realignment and other charges (2)	1,654	7,704	2,086	19,370
Write-off of acquired in-process research and development	2,000	—	2,000	1,170

	50,696	53,684	131,952	168,739

Operating loss	(4,807)	(23,472)	(10,838)	(89,772)
OTHER INCOME (EXPENSE)
Interest income	2,719	4,100	8,934	15,561
Interest expense	(58)	(39)	(88)	(78)
Adjustment to gain on sale of database business	—	(1,394)	—	6,240
Litigation settlement income	—	—	—	3,127
Other, net	576	(872)	652	(3,070)

INCOME (LOSS) BEFORE INCOME TAXES	(1,570)	(21,677)	(1,340)	(67,992)
Income tax expense (benefit)	129	(5,420)	198	(14,587)

NET INCOME (LOSS)	$(1,699)	$(16,257)	$(1,538)	$(53,405)

NET INCOME (LOSS) PER COMMON SHARE (3)
Basic	$(0.03)	$(0.27)	$(0.03)	$(0.85)

Diluted	$(0.03)	$(0.27)	$(0.03)	$(0.85)

SHARES USED IN PER SHARE CALCULATIONS (3)
Basic	58,195	61,330	58,028	62,842

Diluted	58,195	61,330	58,028	62,842

(1)	See pro forma results of operations and related reconciliations to GAAP results for the three months ended September 30, 2003 on a prior page of this release and reconciliation between GAAP and pro forma results for the three months ended September 30, 2002 on a subsequent page of this release

(2)	Merger, realignment and other charges principally include severance and real estate costs related to the consolidation or elimination of offices. These costs are the result of a realignment of the business due to business combinations, a sale of a business or the termination of a product line.

(3)	On June 17, 2003 the Company effected a 1-for-4 reverse stock split. Accordingly, all share and earnings per share figures have been restated as though the reverse split was in effect for all periods presented.

ASCENTIAL SOFTWARE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2003	December 31, 2002

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$303,344	$216,551
Short-term investments	221,383	288,199
Accounts receivable, net	38,767	27,112
Receivable on sale of database business	—	109,200
Other current assets	13,596	31,136

Total current assets	577,090	672,198
Property and equipment net	11,358	5,427
Software costs, net	14,502	14,124
Long-term investments	2,031	966
Goodwill and Intangible assets, net	350,853	173,740
Deferred income taxes	29,789	28,515
Other assets	10,527	11,280

Total Assets	$996,150	$906,250

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$12,930	$8,136
Accrued expenses	69,379	23,137
Accrued employee compensation	19,904	14,861
Income taxes payable	79,313	98,916
Accrued merger, realignment and other charges	10,023	15,698
Deferred income taxes	32,235	33,171
Deferred revenue	43,021	17,666
Other current liabilities	14,483	479

Total current liabilities	281,288	212,064
Lease Obligations	665	—

Total Liabilities	281,953	212,064
Total Stockholders’ Equity	714,197	694,186

Total Liabilities and Stockholders’ Equity	$996,150	$906,250

ASCENTIAL SOFTWARE CORPORATION
SELECTED UNAUDITED REVENUE HISTORY
(In millions)

					Total			(1)
	Q1 2002	Q2 2002	Q3 2002	Q4 2002	2002	Q1 2003	Q2 2003	Q3 2003
LICENSE REVENUE:
Data Integration	$10.7	$15.1	$14.9	$18.8	$59.5	$19.2	$21.0	$22.3
Content Management	0.1	—	—	0.1	0.1	—	—	—

Total	10.8	15.1	14.9	18.9	59.6	19.2	21.0	22.3
SERVICES REVENUE:
Data Integration	9.3	12.5	15.1	15.1	52.0	16.0	18.8	23.6
Content Management	0.7	0.4	0.2	0.1	1.4	0.1	0.1	—

Total	10.0	12.9	15.3	15.2	53.4	16.1	18.9	23.6
TOTAL:
Data Integration	20.0	27.6	30.0	33.9	111.5	35.2	39.8	45.9
Content Management	0.8	0.4	0.2	0.2	1.5	0.1	0.1	—

Total	$20.8	$28.0	$30.2	$34.1	$113.0	$35.3	$39.9	$45.9

% of revenue from 10% customers in the period	11%	—	11%	16%	11%	—	13%	—

(1)	Includes Mercator license revenue of $2.2 million, and services revenue of $2.7 million for the period from the date of acquisition, September 12, 2003, through September 30, 2003.

ASCENTIAL SOFTWARE CORPORATION
PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS (1)
(In thousands, except per share data)

	Three months ended June 30, 2003

	Total GAAP	Pro Forma	Pro Forma
	Consolidated	Adjustments (2)	Adjusted

NET REVENUES
Licenses	$21,016	$—	$21,016
Services	18,913	(81)	18,832

	39,929	(81)	39,848

COSTS AND EXPENSES
Cost of licenses	3,353	(1,113)	2,240
Cost of services	8,828	(243)	8,585
Sales and marketing	16,849	—	16,849
Research and development	5,510	—	5,510
General and administrative	6,962	(1,583)	5,379
Merger, realignment and other costs	432	(432)	—

	41,934	(3,371)	38,563

Operating income (loss)	(2,005)	3,290	1,285
OTHER INCOME (EXPENSE)
Interest income	2,903	—	2,903
Interest expense	(7)	—	(7)
Other, net	102	—	102

INCOME BEFORE INCOME TAXES	993	3,290	4,283
Income tax expense	298	987	1,285

NET INCOME	$695	$2,303	$2,998

NET INCOME PER COMMON SHARE (3)
Basic	$0.01		$0.05

Diluted	$0.01		$0.05

SHARES USED IN PER SHARE CALCULATIONS (3)
Basic	58,009		58,009

Diluted	59,059		59,059

(1)	Pro forma presentation is not intended to replace GAAP presentation. Pro forma measures are calculated in the manner described in this release.

(2)	Pro forma adjustments represent:

—	revenue and expenses associated with the remaining service obligations under content management customer contracts including $81 in services revenue, $83 in cost of services and $24 of general and administrative costs. The content management product line was terminated during the second quarter of 2002.
—	amortization of purchased intangibles including technology and customer lists consisting of $1,113 in cost of software and $160 in cost of services.
—	general and administrative costs totaling $434 associated with the Informix database business sold to IBM in the third quarter of 2001; comprised primarily of dispute resolution costs and administrative costs associated with the closure of idle database operations.
—	general and administrative costs totaling $1,125 related to the settlement of litigation during the quarter.
—	merger, realignment and other costs totaling $432 for adjustments to reserves for vacated real estate.
—	the estimated tax benefit of $987 associated with the above adjustments based upon the effective tax rate.

(3)	On June 17, 2003 the Company effected a 1-for-4 reverse stock split. Accordingly, all share and earnings per share figures have been restated as though the reverse split was in effect for all periods presented.

ASCENTIAL SOFTWARE CORPORATION
PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS (1)
(In thousands, except per share data)

	Three Months Ended September 30, 2002

		Results of
		Content	Database	Adjustments
	Total	Management	Transaction	for GAAP	Pro Forma
	Consolidated	Product Line	& Transition	Reporting	Continuing
	GAAP	(2)	(3)	Purposes (4)	Operations

NET REVENUES
Licenses	$14,897	$(34)	$—	$—	$14,863
Services	15,315	(175)	—	—	15,140

	30,212	(209)	—	—	30,003
COSTS AND EXPENSES
Cost of software	3,675	(7)	—	(1,113)	2,555
Cost of services	9,064	(725)	—	(160)	8,179
Sales and marketing	18,298	—	—	—	18,298
Research and development	6,170	(178)	—	—	5,992
General and administrative	8,773	(370)	(2,503)	(72)	5,828
Merger, realignment and other charges (5)	7,704	—	—	(7,704)	—

	53,684	(1,280)	(2,503)	(9,049)	40,852
Operating loss	(23,472)	1,071	2,503	9,049	(10,849)

OTHER INCOME (EXPENSE)
Interest income	4,100	—	—	—	4,100
Interest expense	(39)	—	—	—	(39)
Adjustment to gain on sale of database business	(1,394)	—	1,394	—	—
Other, net	(872)	—	—	—	(872)

INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES, excluding charges, related tax benefit and amortization of purchased intangibles	(21,677)	1,071	3,897	9,049	(7,660)
Income tax expense(benefit)	(5,420)	268	974	2,263	(1,915)

INCOME (LOSS) FROM OPERATIONS, excluding charges and related tax benefit and amortization of purchased intangibles	$(16,257)	$803	$2,923	$6,786	$(5,745)

LOSS PER COMMON SHARE: (6)
Excluding charges and related tax benefit and amortization of purchased intangibles	$(0.27)				$(0.09)

NET LOSS PER COMMON SHARE (6)
Basic and Diluted	$(0.27)				$(0.17)

SHARES USED IN PER SHARE CALCULATIONS
Excluding charges	61,330				61,330

Basic and diluted	61,330				61,330

(1)	Pro forma presentation is not intended to replace GAAP presentation. Pro forma measures are calculated in the manner described in this release.

(2)	Operating results in this column include revenue and expenses associated with the content management product line which was discontinued during the second quarter of 2002.

(3)	Operating results in this column include expenses associated with the database business sold to IBM during the third quarter of 2001, and is comprised primarily of litigation settlements, adjustments to real estate reserves and administrative costs associated with the closure of idle database operations.

(4)	In addition to the revenue and expenses associated with the content management and database operations, reconciling items between pro forma presentation and GAAP presentation are comprised of amortization of purchased intangibles and merger, realignment and other costs.

(5)	Merger, realignment and other charges consist of severance and facilities charges associated with the third quarter 2002 realignment, adjustments to real estate reserves and write off of fixed assets associated with the sale of the database business to IBM, and additional severance and legal settlements associated with the content management product line that was discontinued during the second quarter of 2002.

(6)	On June 17, 2003 the Company effected a 1-for-4 reverse stock split. Accordingly, all share and earnings per share figures have been restated as though the reverse split was in effect for all periods presented.